Exhibit 99.1

NanoVibronix Announces Presentation of Positive Independent Testing Results of UroShield at ICS Annual Meeting

Dr. Sandra Wilks to Present Findings from University of Southampton Study in Toronto

ELMSFORD, N.Y., September 6, 2023 (Business Wire) — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today announced that Dr. Sandra Wilks is scheduled to present the findings from her study of UroShield® at the International Continence Society (ICS) 2023 Conference in Toronto on Wednesday, September 27.

ICS 2023 is being held September 26-28 in Toronto. For additional information, please visit https://www.ics.org/2023.

The ICS annual conference brings together international experts in the research and treatment of bladder problems, pelvic floor disorders and Lower Urinary Tract Symptoms. It is multidisciplinary and welcomes urologists, gynaecologists, neurourologists, physiotherapists, nurses, midwives and research scientists. All ICS attendees will have the opportunity to learn about the UroShield® device and explore how the device can be introduced to their patients across the globe.

Brian Murphy, Chief Executive Officer of NanoVibronix, Inc., said, “Dr. Wilks’ independent research highlights the critical need for a medical device that improves outcomes for long-term catheter users. Incidences of catheter-associated urinary tract infections (CAUTI) continue to be a major clinical concern. Through this independent study, researchers witnessed positive outcomes from the use of UroShield both in the lab and with patients. Presentation of the study at ICS allows us to increase awareness of UroShield and the proven benefits from its use.”

The Southampton study data indicates that in addition to reducing infection and catheter blockages, UroShield® has the potential for developing a healthy urinary microbiome by use of low frequency ultrasound generated by the UroShield® device, thus avoiding long-term use of antibiotics and the risks associated with such strategies.

The full study, Understanding the Use of the NanoVibronix® UroShield® in Preventing Catheter-Associated Infections and Blockage was published by ScienceDirect and is available at https://www.sciencedirect.com/science/article/pii/S2772973723005647.

UroShield generates ultrasonic waves to create an acoustic shield on the surfaces of a catheter to interfere with the attachment of bacteria, prevent bacterial biofilm formation, the development of infections and may eliminate or reduce the need for antibiotics. It is designed to prevent biofilm formation, decrease bacteriuria/UTI, reduce catheter pain and discomfort and increase antibiotic efficacy.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.